Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO VAN KAMPEN LIMITED DURATION FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Limited Duration Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                      Votes     Votes      Broker
Matter                                                   Votes For   Against   Abstain   Non-Votes
------                                                   ---------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization...   7,425,447   210,381   553,263       0